UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

June 7, 2004

Date of Report (Date of earliest event reported)

0-17843

Commission File Number

REGAL ONE CORPORATION

(Exact name of registrant as specified in its charter)

Florida                                                                                                          95-4158065

(State or other jurisdiction of                                                         (I.R.S. Employer Identification No.)

 incorporation or organization)

11300 West Olympic Blvd., Suite 800, Los Angeles, California 90064

(Address of principal executive offices)

(310) 312-6888

(Issuer's telephone number, including area code)

N/A

(Former name, former address and former fiscal year, if changed since last report)

Item 5.    Other Events.

On June 7, 2004, the Company issued a letter, a copy of which is attached to this filing, to its shareholders in order to explain the Company's current position and management's views on the future of the Company including current and planned acquisitions and prospects for growth.

Item 7.    Financial Statement and Exhibits

     (c) The following documents are filed herewith as exhibits:

            20.1 - Letter to Shareholders, dated June 7, 2004

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 14, 2004

REGAL ONE CORPORATION

/s/ Malcolm Currie

Malcolm Currie,

Chairman

Exhibit 20.1

Regal One Corporation

June 7, 2004

Dear Regal One Shareholder,

The purpose of this letter is to acquaint you with the "New" Regal One and to share with you the exciting new vision for our Company as well as our progress toward the realization of this vision in terms of delivering innovative technology and products to the marketplace.

We at Regal One have been searching intently for several years for a new business mission that can create and sustain long term growth for the Company. The criteria in our search have been to choose a market area which addresses compelling needs and which has a large and expanding growth potential; to choose one that integrates significant basic technology that also has proprietary prospects for us; and, importantly, to choose one that can lead to excellent financial rewards for our shareholders.

We believe that we have found that combination of market opportunity, technology and strategic approach that can set us apart and help us realize these corporate objectives. And, we believe that, with the groundwork we have created to date, we are on our way to building a solid future for our new1y energized company.

Broadly speaking, the market we have chosen is that of environmental remediation, with our initial business focused on the purification of air quality. The technology we have chosen involves the efficient production of negative oxygen ions, so-called "superoxide ions", by using low energy plasma processes. These mechanisms have the advantage of being able to scavenge from air an enormous range of contaminants and harmful substances without the often harmful effects or inadequacies of most competitive products on the market today. These other products and processes, for the most part, involve needlepoint corona discharges, electrostatic precipitation, ultraviolet and other older techniques.

The approach we have selected is based on sound physical principles. In fact, the subject of superoxide ions, both relating to their powerful catalytic air purification capabilities and relating to their strikingly beneficial physiological effects on people, have been the subject of scientific research in Russia and Europe for many years, with a more recent body of scientific literature also appearing in the U.S.A.

The need for air remediation is widely recognized as being acute and worldwide, particularly in urban and industrialized societies where diminished oxygen concentrations and airborne substances harmful to health abound. The market, still in its infancy, spans many industrial requirements, commercial applications in hospitals, office buildings exhibiting the "sick building" syndrome, hotels, etc. These applications remove smoke, odors and other contaminants that directly affect the health and wellbeing in these environments and have strong economic impact. The overall size of the market for air clean-up products is already in the billions of dollars.

Our Initial business plan for entering this huge market is fourfold:

1.    Regal One has acquired 02 Technology Inc., a development-stage technology company, as a wholly owned subsidiary to build the air remediation sector of our overall long-range thrust in environmental markets. The president of 02 Technology is Mr. Ronald Hofer, an experienced and dynamic entrepreneur.

2.    Under the leadership of 02 Technology, a small but outstanding technical team has been assembled. The team's leader is Dr. Doug Burke, a gifted physicist and inventor. It also includes a Technical Advisory Board that is being assembled and is currently made up of prestigious university professors who conduct relevant research in chemistry, plasma processes, ozone, and novel measurement techniques, among others. Several patent applications are in process. These will constitute a strong foundation for our proprietary technology.

3.    We are forming licensing and working relationships with European companies that have specialized in air remediation with the purpose of gaining access to the current state-of-the-art technology as well as availability of specific products already in existence which have been demonstrated in a wide variety of commercial applications. This provides Regal One with a running start in the marketplace, including important systems engineering experience.

4.    From a product viewpoint, we are concentrating our initial energies in two specific areas, namely:

            -    Bringing products to the marketplace which enhance individual health and well-being, i.e., health oriented devices,

            -    Demonstrations aimed at securing product acceptance of AQMD, the powerful air quality regulator in California and the leading such agency in the country.

The first of the above areas involves commercialization of a specific product for the U.S. market, and testing of that market. I can report that initial responses based on a limited number of early "MediFresh" prototypes have been exceedingly positive, including responses from prominent doctors. The next step will be a more extensive marketing survey including hundreds of units which will provide important feedback for product refinement and for full product launch hopefully late in 2004. We're taking a careful approach, one successful step at a time.

The second of the above areas involves demonstration of larger industrial units in specific commercial installations, and including testing a number of airborne contaminants of special interest to AQMD. These will be followed by proposals for selected applications.

Longer range, we are exploring relationships involving larger scale projects involving both water and air remediation, some of these offshore, which could matriculate into potentially large opportunities over the next several years.

In summary, Regal One is moving ahead aggressively in environmental remediation markets that address largely unmet needs. To this end, we are seeking significant investment capital required to successfully pursue our business plan.

Finally, let me assure you that your Company is, above all else, focused on building a profitable business that can provide attractive financial returns we can build for Regal One investors,

We thank you for your interest and support.

Sincerely yours,

Malcolm R. Currie

Chairman, Regal One Corporation

Please direct inquiries to

Dieterich & Associates

11300 West Olympic Boulevard, Suite 800

Los Angeles CA 90064

Tel: 310.312.6888